EXHIBIT NUMBER 11

                       COMPUTATION OF EARNINGS PER SHARE




                                                                    EXHIBIT 11

                          STATEMENT RE COMPUTATION OF
                               PER SHARE EARNINGS

                                MEDTRONIC, INC.
                                  (Unaudited)
                                 (in thousands)


Years ended April 30,                                                1994           1993              1992

            PRIMARY
Shares oustanding:
  Weighted average outstanding                                       57,404          59,416              59,606
  Share equivalents (1)(2)                                              435             689                 918

  Adjusted shares outstanding (2)                                    57,839          60,105              60,524


          FULLY DILUTED
Shares outstanding:
  Weighted average outstanding                                       57,404          59,416              59,606
  Share equivalents (1)(2)                                              560             770                 927

  Adjusted shares outstanding (2)                                    57,964          60,186              60,533


Net earnings before cumulative
 effect of accounting changes                                      $232,357        $211,584            $161,541
Net earnings                                                        232,357         197,228             161,541



(1)      Share equivalents consist primarily of nonqualified stock options.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.